Exhibit 10.1

AMENDED SATISFACTION AND DISCHARGE OF indebtedness pursuant to underwriting agreement dated September 8, 2022

This Amended Satisfaction and Discharge of Indebtedness (the “Satisfaction and Discharge”) is made and entered into to be effective as of December 11, 2023, by and between EF Hutton Acquisition Corporation I, a Delaware corporation (the “Company”), Humble Imports, Inc. (d/b/a/ ECD Auto Design) (“ECD”), and EF Hutton LLC (f/k/a EF Hutton, division of Benchmark Investments, LLC”) (“EF Hutton”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Underwriting Agreement (as defined below).

RECITALS

WHEREAS, the Company and EF Hutton are parties to an Underwriting Agreement dated September 8, 2022 (the “Underwriting Agreement”);

WHEREAS, the Sections 1.3 and 3.17 of Underwriting Agreement provide the principal sum of $4,025,000 (the “Deferred Underwriting Commission”) shall be payable to EF Hutton upon the consummation of the Company’s initial business combination, and the Company agreed that it will cause the Trustee to pay the Deferred Underwriting Commission directly from the Trust Account to EF Hutton.

WHEREAS, on March 6, 2023, the Company and ECD announced that they signed a definitive business combination agreement that will result at the closing of the business combination with the Company changing its name to E.C.D. Automotive Design Inc. (the “Business Combination”).

WHEREAS, the Business Combination is scheduled to close on or about December 12, 2023, at which time, the Deferred Underwriting Commission to EF Hutton would be immediately due and payable.

WHEREAS, the Company and ECD requested of EF Hutton that in lieu of the Company tendering the full amount of the Deferred Underwriting Commission ($4,025,000) in cash, EF Hutton accept ordinary shares of the Company in partial satisfaction of the Deferred Underwriting Commission.

WHEREAS, the Company and EF Hutton entered into a placement agent agreement dated March 15, 2023 (the “PAA”), in connection with the Company seeking financing at the time of the Business Combination (the “PIPE”), and pursuant to the PAA, EF Hutton raised PIPE proceeds of approximately $15,819,209, which pursuant to the PAA entitles EF Hutton a placement agent fee of approximately $1,370,000 (the “PIPE Commission”).

WHEREAS, in lieu of collecting the full amount of the Deferred Underwriting Commission and PIPE Commission in cash at the time of the closing of the Business Combination, the parties on October 14, 2023 entered into the Satisfaction and Discharge of Indebtedness Agreement (the “Satisfaction Agreement”), in which EF Hutton agreed to accept as full satisfaction of the Deferred Underwriting Commission and the PIPE Commission, the specific allocated payments of (1) $500,000 in cash at the time of the closing of the Business Combination; and (2) and 500,000 of newly issued shares of the Company’s common stock, $.0001 par value per share, that were to be issued and delivered to EF Hutton on the closing date of the Business Combination.

WHEREAS, subsequent to the execution of the Satisfaction Agreement, the Company and ECD request that EF Hutton amend the Satisfaction Agreement and accept as full satisfaction of the Deferred Underwriting Commission and the PIPE Commission, the specific allocated payments of (i) $400,000 in cash at the time of the closing of the Business Combination; (ii) 750,000 of newly issued shares of the Company’s common stock, $.0001 par value per share (the “Shares”.) The Shares shall be issued and delivered to EF Hutton or their designees on the closing date of the Business Combination.

NOW THEREFORE, the Parties hereto agree to amend the Satisfaction Agreement as follows:

ARTICLE I

CONDITIONS TO SATISFACTION AND DISCHARGE

1.1	EF Hutton shall only acknowledge the satisfaction and discharge of the Deferred Underwriting Commission and will only acknowledge that the Company’s obligations to pay in cash the Deferred Underwriting Commission under the Underwriting Agreement and the PIPE Commission under the PAA, have been satisfied and discharged, if the below conditions occur:

A.	On the closing date of the Business Combination, the Company wires $400,000 to the bank account of EF Hutton; and

B.	On the closing date of the Business Combination, the Company transfers to EF Hutton (or its designees) the Shares (at $.0001 par value per share).

1.2	After the conditions above are satisfied, EF Hutton shall acknowledge the satisfaction and discharge of the Deferred Underwriting Commission and the PIPE Commission, except with respect to Article II below.

ARTICLE II

POST-SATISFACTION COMPANY COVENANTS

2.1	After EF Hutton has acknowledged the satisfaction and discharge of the Deferred Underwriting Compensation and the PIPE Commission, the Company irrevocably covenants to perform the following actions:

A.	Within thirty (30) days from the closing date of Business Combination, the Company shall cause to be registered under the Securities Act all of the Shares that EF Hutton has requested to be registered.

B.	Alternatively, if after twelve (12) months from the closing date of the Business Combination (the “Twelve-month Period Date”), the Company has not registered any of EF Hutton’s Shares on an effective Registration Statement, then the Company will confirm in writing that such Shares are freely sellable under Rule 144. No later than the Twelve-month Period Date, the Company shall provide EF Hutton a valid legal opinion that its Shares are eligible for resale pursuant to Rule 144.

ARTICLE II

MISCELLANEOUS PROVISIONS

3.1	This Satisfaction and Discharge shall be governed by and construed in accordance with the laws of the State of New York.

3.2	This Satisfaction and Discharge may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

3.3	The Company hereby acknowledges and agrees that EF Hutton shall remain entitled to all of its rights, protections, indemnities and immunities set forth in the Underwriting Agreement and the PAA.

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IN WITNESS WHEREOF, EF Hutton and the Company have caused their corporate names to be hereunto affixed, and this instrument to be signed by their respective authorized officers, all as of the day and year first above written.

EF HUTTON LLC

By:	/s/ Sam Fleischman
Name:	Sam Fleischman
Title:	Supervisory Principal

EF HUTTON ACQUISITION CORPORATION I

By:	/s/ Benjamin Piggott
Name:	Benjamin Piggott
Title:	Chief Executive Officer

HUMBLE IMPORTS, INC. d/b/a ECD AUTO DESIGN

By:	/s/ Scott Wallace
Name:	Scott Wallace
Title:	Chief Executive Officer